Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN SENSUS HEALTHCARE, LLC

AND ARTHUR LEVINE, DATED AS OF AUGUST 24, 2014

CONFIDENTIAL EMPLOYMENT AGREEMENT

THIS CONFIDENTIAL EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 12th day of August, 2014, by and between Sensus Healthcare a Delaware corporation with a principal place of business in Boca Raton, Florida (the “Company”), and Arthur Levine (“Employee”), a resident of the State of Florida (collectively, the “Parties”).

WHEREAS, the Company wishes to employ Employee and to assure itself of the services of Employee on the terms and conditions set forth herein, and Employee wishes to be so employed; and

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions of Employee’s employment with the Company, and Employee’s post-employment restrictions; and

WHEREAS, this Agreement is necessary for the protection of the Company’s legitimate and protectible confidential information and business interests; and

WHEREAS, the Parties intend that this Agreement will remain confidential, and will supersede and replace any similar agreements that presently exist or may have previously existed between the Parties regarding the terms of Employee’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.          EMPLOYMENT. The Company will employ Employee and Employee will serve the Company in the capacity of Chief Financial Officer.

2.          AT-WILL EMPLOYMENT. It is understood and agreed by the Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company. Employee specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice. The fact that Employee’s rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of Employee’s employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing specifically modifying this provision of this Agreement and duly approved and executed by the Board of Directors of the Company (the “Board of Directors”).

3.          DUTIES. Employee will render exclusive, full-time services to the Company as Chief Financial Officer. Employee will report to the Company’s President and Chief Executive Officer. Employee will perform services under this Agreement primarily at the Florida office of the Company, and from time to time at such other locations as is necessary to perform the duties of Chief Financial Officer under this Agreement. Employee’s responsibilities, working conditions and duties may be changed, added to or eliminated during his employment at the sole discretion of the Company’s Chief Executive Officer. During Employee’s employment with the Company he shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.

4.          POLICIES AND PROCEDURES. Employee agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

5.          BASE SALARY. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Employee, and the Employee agrees to accept a salary of $150,000 per annum (“Base Salary’) which will be paid periodically in accordance with normal Company payroll practices, subject to those deductions and withholdings set forth below, and those established by further agreement with the Employee.

(a)          Compensation Subject to Review. Employee’s compensation is subject to review and modification, including reduction, by the Company and its Board of Directors at any time. Notwithstanding the foregoing, Emp1oyee’s base salary will not be reduced except as part of, and on a level commensurate with, an across-the-board reduction in the base salaries paid to the executive management team of the Company. Employee’s compensation will be reviewed on or before January 15, 2015 and on an annual basis thereafter.

(b)          Deductions and Withholding. Employee authorizes the Company to withhold and/or deduct from any one or more of Employee’s paychecks, including without limitation Employee’s final paycheck and any bonus check, any and all of the following as may be applicable under the circumstances.

(i)          Any amounts required or authorized by any applicable taxing or other authority.

(ii)         Any amounts loaned to Employee by the Company or its affiliates.

(iii)        Any amounts reflecting the fair market value of property belonging to the Company or its affiliates that was damaged, destroyed, or not returned by Employee.

(iv)        Any amounts reflecting expenses or costs incurred by Employee for which the Company believes in good faith it may have potential liability for payment.

(v)         Any other amounts as permitted by any applicable Jaw.

6.          OTHER BENEFITS. While employed by the Company as provided herein:

(a)          Employee Benefits. The Employee will be afforded the opportunity to participate in all benefits offered to other executive officers of the Company, subject to all terms and conditions applicable to such benefits, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Employee from time to time at the Company’s discretion.

(b)          Expense Reimbursement. The Company agrees to reimburse Employee for all reasonable business, travel, and other out-of-pocket expenses incurred by Employee in the discharge of Employee’s duties, subject to the Company’s reimbursement policies in effect from time to time. Employee must appropriately document all expenses for which Employee seeks reimbursement, in reasonable detail and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state record keeping requirements.

(c)          Personal Time Off (PTO). Employee will be entitled to 15 days of PTO per year during the first two years of this Agreement and 20 days of PTO per year thereafter. At the beginning of each year, the first five days of that year’s PTO will be accrued, and the remaining PTO for such year will accrue in monthly increments annually. All PTO not used will be forfeited at the end of each year of this Agreement to the extent not used during such period. Accrued, unused PTO will not be paid out to Employee in a final paycheck upon termination of employment.

(d)          Bonus. Employee is eligible to participate in the Company’s 2014 bonus plan. The Chief Financial Officer is eligible for a 2014 bonus, with a target bonus of $30,000 (20%), which shall be prorated based upon Employee’s actual days of service.

CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES, AND D&O.

(a)          Proprietary Information. Employee agrees, if he has not already done so, to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement’’), in the form attached hereto as Exhibit B.

(b)          Exclusive Property. Employee agrees that all Company-related business procured by the Employee, and all Company-related business opportunities and plans made known to Employee while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

(c)          Directors & Officers Insurance. As Chief Financial Officer, Employee shall be covered under the Company’s Directors and Officers insurance policy.

7.          TERMINATION. Employee and the Company each acknowledge that either party has the right to terminate Employee’s employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice, pursuant to the following:

(a)          Termination by Death or Disability. Subject to applicable state or federal law, in the event Employee shall die during his employment hereunder or become permanently disabled, as evidenced by Employee’ s inability or refusal to carry out one or more of the essential functions of Employee’s position for a continuous period of more than six months due to a mental or physical impairment, Employee’s employment and the Company’s obligation to make payments hereunder will terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Employee has become permanently disabled, except that the Company shall pay to Employee (or his estate), any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time, and any business expenses that were incurred but not reimbursed as of the date of termination.

(b)          Voluntary Resignation by Employee. In the event the Employee voluntarily terminates his employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination .

(c)          Termination for Cause. In the event the Employee is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination (the “Termination Date”), except the Company shall pay Employee any Base Salary earned but unpaid prior to the Termination Date and any business expenses that were incurred but not reimbursed as of the date of termination. For purposes of this Agreement, “Cause” means that the Company’s Board of Directors (by majority vote) has reason to believe that any of the following have happened: (i) commission of any felony or a crime involving moral turpitude or dishonesty that is injurious to the reputation of the Company; (ii) participation in a fraud or act of dishonesty against or involving the Company; (iii) willful and continuous failure or refusal to carry out the directions of the Company or its Board of Directors to the extent such directions are consistent with Employee’ s duties or (iv) intentional damage to property of the Company having material value or an Act that demonstrates a willful or continuing disregard for the best interests of the Company.

(d)          Termination by the Company without Cause; Voluntary Resignation for Good Reason. The Company will have the right to terminate Employee ‘s employment with Company at any time without Cause. In the event Employee is terminated without Cause (as defined herein), or Employee voluntarily resigns for Good Reason (as defined below) and upon the execution of a release by Employee in the form attached hereto as Exhibit C (“Release”) and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to receive the equivalent six (6) months of his Base Salary as in effect immediately prior to the termination date, paid on the same basis and at the same time as previously paid and subject to payroll tax withholdings and deductions; provided, however, that if Employee is terminated without Cause (as defined herein) or Employee voluntarily resigns for Good Reason (as defined herein) either in connection with or anytime subsequent to a Change in Control of the Company, Employee shall be entitled to receive the equivalent of six (6) months of his Base Salary as in effect immediately prior to the termination date on the same terms and conditions set forth above. Provided that Employee timely elects continuation of his health insurance pursuant to COBRA, for a period following termination equal to the payment of Base Salary pursuant to the prior sentence, the Company shall also reimburse Employee for the cost of COBRA premiums to be paid in order for Employee to maintain medical insurance coverage that is substantial1y equivalent to that which Employee received immediately prior to the termination (the salary continuation and COBRA reimbursement are collectively referred to as the “Severance Benefits”). For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following: (i) any request that the Employee relocate his primary residence more than fifty (50) miles, unless the Employee accepts such relocation opportunity; (ii) a significant reduction in Employee’s duties, position, or responsibilities in effect immediately prior to such reduction, provided, however that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute “Good Reason;” or (iii) any material reduction of Employee’s then-existing annual base salary, other than any such reduction mutually agreed upon by the Company and Employee or any such reduction resulting from a genera) reduction by the Company in the base salary of all of the Company’s executive officers; provided, that Employee shall give written notice to the Company’s Board of Directors setting forth Employee’s intent to resign for Good Reason and the facts in support of Employee’s claim that Good Reason exists; and the Company shall have twenty (20) days after the Board of Directors has received such notice to take such actions, if any, as the Company may deem appropriate to eliminate such claimed Good Reason (without thereby admitting that such Good Reason had occurred). If the Company so acts to eliminate such claimed Good Reason, then Employee shall not be deemed to be resigning for Good Reason under such facts. “Change in Control” shall, unless otherwise defined in the Operating Agreement, mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred ; provided that a Change in Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

8.            MISCELLANEOUS.

(a)          Taxes. Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Employee pursuant to this Agreement.

(b)          Modification/Waiver; Severability. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement. If any one or more of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and the Parties intend for this Agreement to be modified to save the offending provision, and/or to be construed as if the offending provision had never been contained in this Agreement.

(c)          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Employee.

(d)          Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e)          Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and performed entirely in Florida. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Florida and agree to Florida court’s exercise of personal jurisdiction.

(f)          Entire Agreement. This Agreement together with the Exhibits B and C, attached hereto set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement with the intent to be legally bound, as of the day and year first above written.

SENSUS HEALTHCARE

By:	/s/ Joe Sardano
Joseph Sardano
CEO & President

By:	/s/ Arthur Levine
Arthur Levine

EXHIBIT A

TO:     Sensus Healthcare

FROM: __________________

DATE: __________________

SUBJECT: Previous Inventions

1.          Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Sensus Healthcare (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☑	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.          Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

EXHIBIT B

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by SENSUS HEALTHCARE or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:

1.            NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company other than myself expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2         Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development. new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3         Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company other than myself in writing.

1.4          No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.           ASSIGNMENT OF INVENTIONS.

2.1         Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2         Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement. I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3           Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation. rule. or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment. supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5          Obligation to Keep Company Informed. During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I wil1 promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6          Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.            NO CONFLICTS OR SOLICITATION. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below). If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.            COVENANT NOT TO COMPETE. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant. proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

4.1          Reasonable. I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me. If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.2          As used herein, the terms:

(i)           “Restricted Business” shall mean the design, development, marketing or sales of products or services to treat skin cancer, or any other process, system, product or service marketed, sold or under development by the Company at any time during my employment with the Company. By way of example, and without limitation, the following companies are considered to be with.in the definition of Restricted Business: iCAD, Gulmay/Xstrahl, Varian, Tomotherapy, Accuray, Elekta, and future competitors.

(ii)          “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

5.             RECORDS. I agree to keep and maintain adequate and current records (in the form of notes. sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6.            NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith .

7.            RETURN OF COMPANY MATERIALS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8.            LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shell have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have fur a breach of this Agreement.

9.            NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

10.          NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.          GENERAL PROVISIONS.

11.1        Governing Law; Consent to Personal Jurisdiction and Exclusive Forum. This Agreement will be governed by and construed according to the laws of the State of Florida without regard to conflicts of law principles. I hereby expressly understand and consent that my employment is a transaction of business in the State of Florida and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Florida, and the state courts located in the County of Broward, Florida, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Florida.

11.2       Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3       Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

11.4        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5        No Employment Rights. I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

11.6       Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7       Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the first day of my employment with the Company, namely: August 18, 2014.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 8/12/14

/s/ Arthur Levine

ACCEPTED AND AGREED TO:

Dated: 8/13/14

/s/ Joe Sardano